AGREED FORM

INVESTMENT AND SHAREHOLDERS AGREEMENT
dated July 5, 2016

between

GOLAR LNG LIMITED

and

STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD

and

GOLAR POWER LIMITED

relating to

GOLAR POWER LIMITED

CONTENTS

Clause    Page
1.    DEFINITIONS AND INTERPRETATION    3
2.    THE BUSINESS OF THE COMPANY    10
3.    THE BOARD OF THE COMPANY    12
4.    THE MANAGEMENT OF THE COMPANY    12
5.    RESERVED MATTERS AND DEADLOCK    14
6.    CAPITALIZATION OF THE COMPANY AND PREFERENCE SHARES    14
7.    INITIAL FUNDING    15
8.    ADDITIONAL FUNDING    15
9.    DISTRIBUTIONS AND WATERFALL    16
10.    TRANSFER RESTRICTIONS    17
11.    RIGHT OF FIRST OFFER    17
12.    TAG ALONG RIGHTS    18
13.    COMPULSORY TRANSFERS    19
14.    PRE-EMPTION/ANTI-DILUTION    20
15.    EXIT    20
16.    DEFAULT    23
17.    TERMINATION    24
18.    FAIR MARKET VALUE    24
19.    ANNOUNCEMENTS    26
20.    CONFLICT    26
21.    FURTHER ASSURANCE    26
22.    ANTI-CORRUPTION AND BUSINESS PRINCIPLES    26
23.    THIRD PARTY RIGHTS    27
24.    CONFIDENTIALITY    27
25.    LIABILITY AND INDEMNIFICATION    27
26.    GENERAL    28
27.    GOVERNING LAW AND DISPUTE RESOLUTION    28
28.    CERTAIN TAX MATTERS    29
29.    EXCLUSIVITY    31
30.    OMNIBUS AGREEMENT    32

DATED July 5, 2016
PARTIES

(1)	GOLAR LNG LIMITED, a company organised and existing under the laws of Bermuda and having its registered office at 2nd floor S.E. Pearman Building, 9 Par-la-Ville Road Hamilton HM11, Bermuda ("GLNG");

(2)
STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD, an exempted company organised and existing under the laws of the Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("Stonepeak"; Stonepeak and GLNG each a “Shareholder” and together the “Shareholders”); and

(3)
GOLAR POWER LIMITED, a company organised and existing under the laws of Bermuda and having its registered office at 2nd floor S.E. Pearman Building, 9 Par-la-Ville Road Hamilton HM11, Bermuda (the “Company”),

(each a "Party" and together the "Parties").
WHEREAS

(A)	GLNG is a provider of liquefied natural gas services including shipping, floating liquefaction and floating storage and regasification.

(B)	Stonepeak is managed by an affiliate which is an independent investment firm with leading market positions in the energy, power & renewables and transport sectors.

(C)	GLNG and Stonepeak are owners of all of the ordinary shares in issue in the Company.

(D)	Stonepeak is the owner of 20,000,000 Preference Shares (as defined below) in the Company.

(E)
The Parties have agreed to use the Company as the vehicle for their joint venture partnership to construct, acquire, own and operate natural gas storage transportation vessels and regasification units and their associated energy infrastructure.

(F)
This Agreement sets out the rights and obligations of the Parties in connection with the formation, governance and management of the Company and is the Shareholders Agreement referred to in the share purchase agreement dated 17 June 2016 and entered into between GLNG as seller and Stonepeak as purchaser, pursuant to which Stonepeak acquired 50% of GLNG's shares in the Company (the "SPA").

In consideration of the mutual covenants and undertakings herein contained, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement terms defined in recitals have the meanings set out therein and the words below have the meanings next to them unless the context requires otherwise:
“Affiliate” means, when used with respect to a specified person, any person which (i) directly or indirectly Controls, is Controlled by or is under common Control with such specified person, (ii) is an executive officer, director, general partner, trustee or manager of such specified person, or of a person described in clause (i) or (iii) is a Relative of such specified person or of an individual described in clauses (i) or (ii).
"Applicable Anti-Bribery Laws" means all laws and regulations prohibiting the bribery of any government officials or individuals employed by other entities in the private sector, as such laws and regulations are in force from time to time and insofar as such laws or regulations relate to the operation of the Business including, but not limited to, the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act.
“Approved Subsequent Opportunity” is defined in Clause 29.5(a).
"Asset Transfer Agreement" means the asset transfer and subscription agreement dated 17 June 2016 between GLNG as seller and the Company as purchaser pursuant to which the Company has acquired its initial assets.
"Associated Person" means, a person (including a legal person) employed or engaged by, or who otherwise provide services on behalf of, the Company.
"Board" means the board of directors of the Company or a Company Subsidiary from time to time.
"Budget" means a detailed annual budget setting forth in detail and on an itemised basis the capital expenditure and operating expenditure amounts required to fund the Company's operations and capital projects for the following year.
"Business" means the activities set out in Clause 2 as the same may be amended from time to time.
"Business Day" means a day which is not a Saturday or Sunday or a bank or national holiday in London, New York or Bermuda.
"Bye-Laws" means the bye-laws of the Company from time to time and any Company Subsidiary and this term shall include articles of association or the equivalent in any jurisdiction other than Bermuda which govern a Company Subsidiary.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
"Committed Investment" means, in relation to a Shareholder, its commitment to provide equity to the Company as set out in Clause 8.
"Companies Act" means the Bermuda Companies Act 1981.
"Company FSRUs" means the FSRUs from time to time (new buildings or conversions) owned or on order by the Company or a Company Subsidiary.
"Company Subsidiaries" means the Subsidiaries of the Company which are, at the date of this Agreement, the companies listed in Schedule 1.
"Contributed Shareholder Loans" means the shareholder loans acquired by the Company pursuant to the Asset Transfer Agreement.
“Control” means, including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with”, possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any other ownership interest, by contract or otherwise) of a person.
“Conversion Value” means an amount in USD equal to (i) the sum of all amounts paid by Stonepeak and its Affiliates to acquire any Ordinary Shares (including, for the avoidance of doubt, as contemplated by Clause 8), increased by a compounded annual rate of 8.5% (commencing on the date any such amount is paid and including through such date of determination), (ii) less any distributions in cash or in kind on the Ordinary Shares held by Stonepeak and its Affiliates, calculated on the basis of a 365 day year.
“Declined Subsequent Opportunity” is defined in clause 29.5(b).
“Deed of Adherence” is defined in Clause 10.1.

"Director" means a director of the Company from time to time.
"Director/Officer Eligibility Criteria" means, in respect of an individual, that none of the following events have happened in relation to that individual:

(a)	he/she becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health;

(b)	he/she becomes bankrupt or compounds with his/her creditors;

(c)	he/she is prohibited by law from being a member of the Board or an executive officer (as applicable) of the Company or a Company Subsidiary;

(d)	he/she becomes the subject of any criminal convictions relevant to the governance or affairs of any company or organisation, or otherwise of a serious nature; or

(e)	he/she has been removed from office pursuant to the Bye-Laws of the Company.
"Effective Date" means the Closing Date pursuant to the SPA.
"Encumbrance" means any and all encumbrances, including any claims, mortgages, charges, securities, liens, pledges, assignments, debentures, hypothecations, title retentions, rights of set off or other security interest however created and whether relating to existing or future assets or any other encumbrance of any sort.
“Exclusivity Period” means the period beginning on the date of this Agreement and ending on the later of (i) 5 years after the date of this Agreement and (ii) the date that the Golar Group ceases to beneficially own any interest in the Company.
"Exit" means an exit of one or both of the Shareholders from their investment in the Company as set out in Clause 15.
"Expert" is defined in Clause 27.2.
"Fair Market Value" is defined in Clause 18.
“Financial Investor” means any investment vehicle (irrespective of whether such investment vehicle is a current or future fund, vehicle, account or other investment arrangement) controlled or managed by any third party financial institution or any bank, savings institution, credit union, trust company, insurance company or separate account of an insurance company, pension or profit sharing trust, sovereign wealth fund, hedge fund, private equity fund or any other financial institution or institutional investor; provided that the term “Financial Investor” shall exclude any portfolio company controlled or managed by, or under common control or management of, any such person.
“FSRU Competitor” means any person who, as of such date of determination, both owns and operates FSRUs; provided that, and for the avoidance of doubt, no Financial Investor shall be deemed a FSRU Competitor hereunder.
"FSRU8" means the Company FSRU on order by the Company's subsidiary Golar FSRU8 from Samsung Heavy Industries Co Ltd. pursuant to a newbuilding contract dated 17 July 2015 and having hull no. 2189, with anticipated delivery in November 2017.
"GG Power" means GG Power Brasil Participações S.A., a private limited company incorporated in Brazil, in respect of which LNG Power is the owner of 50% of the shares
"GG Power SHA" means the shareholders' agreement dated 4 November 2015 2016 between LNG Power and Genpower Participações S.A. in respect of their shareholding in GG Power.

"Golar Celcius" means the LNG Tanker registered in the name of Golar M2026.
“Golar Power Entity” has the meaning specified in the Omnibus Agreement.
"Golar FSRU8" means the Marshall Islands registered corporation, Golar FSRU8 Corporation, having registration number 77599 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
“Golar Group” means GLNG, and any corporation, limited liability company, joint venture, partnership or other entity Controlled by GLNG.
"Golar M2023" means the Marshall Islands registered corporation, Golar Hull M2023 Corporation, having registration number 46820 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
"Golar M2026" means the Marshall Islands registered corporation, Golar Hull M2026 Corporation, having registration number 46890 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
“Golar Omnibus Agreement Actions” means the exercise of all rights and the performance of all obligations of the Company or any of its Subsidiaries as a Golar Power Entity arising under or in connection with the Omnibus Agreement.
"Golar Penguin" means the LNG Tanker registered in the name of Golar M2023.
"Initial Transaction Value" means $234,800,000.00 which constitutes the initial equity value of the Company as of the Effective Date.
"Internal Return" means such amount as is equal to interest at an annual rate of 8 per cent (compounded annually, the first time on 1 January 2017) on the daily amount of the Outstanding Investment of a Shareholder, calculated on the basis of a 365 day year.
"Invested Preferred Capital" means the initial investment of Stonepeak in Preference Shares pursuant to the Subscription Agreement, being UD100,000,000.
"IPO" means an initial public offering of Shares carried out in connection with a listing of the Shares on a Recognised Investment Exchange.
"LNG Power" means a private limited company incorporated under the laws of England and Wales and registered in England with company number 9740657.
“Long Term Contracted Cash Flows” means cash flows based on revenues derived from contracts which according to their respective term, shall not expire prior to the date which is 2 years following the Reference Date or otherwise be terminable early by the counterparty thereto for a period of at least 2 years following the Reference Date.
"Management Incentive Scheme" means the programme to be established by the Company pursuant to Clause 4.5
"Management Services Agreement" means the management services agreement to be entered into pursuant to Clause 4.3.
"Management Team" means the management team appointed pursuant to Clause 4 from time to time.
"Maturity Date" means the date of maturity of the Preference Shares, being the fifth anniversary of the Effective Date.
"MLP" means Golar LNG Partners LP, a Marshall Islands limited partnership.

"MLP Units" means the publicly traded equity interests of the MLP.
“Omnibus Agreement” means the Omnibus Agreement, dated as of June 19 2016 by and between the Company, GLNG, , the MLP, Golar GP LLC, a Marshall Islands limited liability company (including any permitted successors and assigns under the MLP Agreement (as defined in the Omnibus Agreement)), and Golar Partners Operating LLC, a Marshall Islands limited liability company.
“Opportunity Notice” is defined in Clause 29.5.
"Ordinary Shares" are defined in the Bye-Laws and have the rights set out therein.
"Outstanding Investment" means, in relation to a Shareholder, the amount of its initial funding investments as set out in Clause 7 and its Committed Investment which, at the relevant time, has been funded (or otherwise contributed) to the Company.
“Permitted FSRU” means the FSRUs set forth on Schedule 4.
“Permitted Transferee” means, with respect to a Shareholder, (i) the spouse of such Shareholder, (ii) a trust, or family partnership or family limited liability company, the sole beneficiary of which is the Shareholder, the spouse of, or any person related by blood or adoption to, such Shareholder, (iii) an Affiliate of such Shareholder, or (iv) additionally, in the context of a distribution of Shares (whether directly or indirectly) by a Shareholder that is a member of the Stonepeak Group to its direct or indirect equity owners, the partners, the limited partners, members or stockholders of such Shareholder, or the partners, limited partners members or stockholders of such Shareholder, members or stockholders.
“PFIC” is defined in Clause 28.6.
"Preference Shares" are defined in the Bye-Laws and have the rights set out therein.
“QEF” is defined in Clause 28.6.
"Recognised Investment Exchange" is defined in section 285 (1) (a) Financial Services and Markets Act 2000.
“Reference Date” means the date of the audited financial statements of the Company for the fiscal year 2020.
“Relative” means, with respect to any individual, (i) such individual’s spouse, (ii) any direct descendant, parent, grandparent, great grandparent or sibling (in each case whether by blood or adoption), and (iii) and spouse of an individual described in clause (ii).
“Required Return Amount” shall mean (i) at any date prior to the fourth anniversary of the Effective Date, 160% of Invested Preferred Capital, (ii) at any date beginning on the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, 180% of Invested Preferred Capital and (iii) at any date beginning on the fifth anniversary of the Effective Date, 200% of Invested Preferred Capital.
"Reserved Matters" means the matters listed in Schedule 2.
“Sale Notice” is defined in Clause 11.2.
“Sale Shares” is defined in Clause 11.2.
“Schlumberger Co Fall-Away Event” means the later of (i) 3 years after the date of this Agreement and (ii) the date that each of Golar Celsius, Golar Penguin and FSRU8 have been, and continue to be, placed under long term charter as Company FSRUs.
“Schlumberger Co” means a company to be incorporated in Luxembourg (or such other place as GLNG and Schlumberger agree) by GLNG (in respect of which as of such date of incorporation GLNG will initially own 51% of the shares and Schlumberger BV  will initially own 49% of the shares) under the name of OneLNG or such other name as GLNG and Schlumberger agree.
"Sergipe Power Station" means the 1,516 MW (gross capacity) gas‑fired power station to be constructed, owned, operated, maintained and managed by the Sergipe Project Company comprising, among others, the gas turbine generators, related civil works, the electricity transmission and distribution equipment and any breakwater and associated civil works, the regasification terminal and the gas pipeline connecting the regasification terminal to the gas turbine generators.
"Sergipe Project" means the design, construction, ownership, operation, maintenance, financing and management of the Sergipe Power Station, insurance of said activities and of assets and income associated thereto, the purchase of LNG as fuel for the Sergipe Power Station, the regasification of such LNG, the intake of water into the Sergipe Power Station and discharge of waste water from the Sergipe Power Station, the generation of electricity by the Sergipe Power Station, the sale and purchase (including export) of the dependable power generation capacity and electricity output of the Sergipe Power Station, the interconnection with the Brazilian transmission grid and with an FSRU, the supply of electricity, the rights and obligations under the Principal Agreements and the provision of incidental services and all related activities.
"Shareholder" and "Shareholders" means either GLNG or Stonepeak, or both of them, as the context requires, and any other person who holds Shares in the Company, from time to time.
"Shares" means all or any of the issued shares in the capital of the Company from time to time.
“Stonepeak Group” means Stonepeak and each transferee (including any subsequent transferee) of Shares originally owned by Stonepeak unless any such transferee is specifically designated to be excluded from the “Stonepeak Group” at the time of the related transfer.
"Strategic Business Plan" means the strategic business plan for the Company agreed by the Shareholders prior to the date hereof, as amended from time to time in accordance with Clause 2.
“Subsequent Opportunity” is defined in Clause 29.1.
"Subsidiary" has the meaning set out in section 86 of the Companies Act.
“Tax Matters Person” shall mean Stonepeak or such other person designated by the Board.
“Transfer Price” is defined in Clause 11.2.
“U.S. Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated under the code, as such regulations may be amended from time to time).
"Year 5 EBITDA" means the earnings of the Company from Long Term Contracted Cash Flows before interest, taxes, depreciation and amortization and determined by reference to audited financial statements for the fiscal year 2020, and (without limitation) reflecting the Contributed Shareholder Loans and the Company's indirect participation in GG Power.

1.2	In this Agreement unless the context requires otherwise:

(a)	a reference to a document in the agreed form is to a document agreed by the Parties and initialled by them or on their behalf for identification purposes;

(b)
references to a Clause or Schedule are to a clause of, or schedule to this Agreement, references to this Agreement include its schedules, and references in a Schedule to a paragraph are to a paragraph of that Schedule;

(c)	references to this Agreement or any other document are to this Agreement or that document as amended from time to time;

(d)	words denoting the singular include the plural and vice versa;

(e)	words denoting any gender include every gender;

(f)	references to a person include any corporate or unincorporated body;

(g)	the table of contents and headings in this Agreement do not affect its interpretation;

(h)	writing or written does not include e-mail or any other form of electronic communication unless expressly permitted;

(i)	the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(j)	where this Agreement states that a Party will procure that it will, or will not, do any act or thing, that Party will ensure that:

(i)
it exercises its votes and powers as a Shareholder and as a Party to this Agreement in favour of or against (as the case may be) the doing of, or the omission to do, the act required by the Clause in question;

(ii)
where relevant, its appointed Director under this Agreement exercises his votes and powers as a Director in favour of or against (as the case may be) the doing of, or the omission to do, the act required by the Clause in question;

(k)
unless otherwise specified, a reference to a statutory provision is a reference to that provision as amended, consolidated, extended or re-enacted from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under it except to the extent that it would increase the liability of any Party under this Agreement; and

(l)
the definitions contained in the Interpretation Act 1978 apply (unless a specific definition has been included or the context otherwise requires) in interpreting words and phrases used in this Agreement.

2.	THE BUSINESS OF THE COMPANY

2.1	The Shareholders agree that the Business shall be as described in the Strategic Business Plan.

2.2
The Shareholders' initial investment in the Company is to be applied for the purposes set out in the Strategic Business Plan and in accordance with the applicable Budget, including (without limitation):

(a)	meeting GLNG's capital commitment to the Sergipe Project as set out in the GG Power SHA;

(b)	securing the delivery of FSRU8 to Golar FSRU8;

(c)	securing the long term charter of FSRU8 for the Sergipe Project;

(d)	the conversion of Golar Celcius and Golar Penguin to FSRUs and the marketing of these units as Company FSRUs for charter; and

(e)	potentially acquiring GG Power's ownership interest in the Sergipe Power Plant on terms which are acceptable to the Shareholders.

2.3
The Business may be changed from time to time to reflect the Strategic Business Plan and the Bye-Laws shall be construed accordingly; provided, however, that any modification of the Strategic Business Plan shall be approved by the Board.

2.4
The Shareholders agree that the Business shall be conducted, at all times, (i) in a commercially prudent manner designed to maximise the Company's value and achieve high levels of efficiency and profitability and in accordance with the Strategic Business Plan and (ii) in accordance with the structure charts attached hereto as Schedule 6.

2.5	The Shareholders agree to exercise their votes as Shareholders in the Company and shall cause:

(a)	the Company to exercise its votes as shareholder in the relevant Company Subsidiary;

(b)
each member of the board of directors of the Company nominated by them (and any member of the board of directors of each Company Subsidiary caused to be nominated by them) to vote to pass board resolutions; and

(c)	any officer of the Company nominated by them (and any officer of each Company Subsidiary caused to be nominated by them) to exercise such officer's powers, in order to implement the Business in accordance with the applicable Strategic Business Plan.

2.6	The Shareholders acknowledge and agree that, as between themselves:

(a)	to the extent of any inconsistency between this Agreement and those of the Bye-Laws, the provisions of this Agreement shall prevail; and

(b)	they shall exercise their votes as Shareholders in the Company and shall cause:

(i)	the Company to exercise its votes as shareholder in the relevant Company Subsidiary;

(ii)
the members of the board of directors of the Company nominated by them (and any member of the board of directors of each Company Subsidiary caused to be nominated by them) to vote to pass board resolutions; and

(iii)	any officer of the Company nominated by them (and any officer of each Company Subsidiary caused to be nominated by them) to exercise such officer's powers, in order to give effect to this Agreement.

3.	THE BOARD OF THE COMPANY

3.1	The initial Board shall consist of six Directors. Each Shareholder shall have the right to nominate three Directors.

3.2	The Chairman of the Board shall be a Director nominated by each Shareholder on an alternating basis for one year terms and appointed by the Board. The first Chairman will be nominated by GLNG.

3.3
Each Shareholder agrees to vote its Shares to approve the appointment of the individuals nominated by the other Shareholder (as applicable) from time to time, provided that each such individual satisfies the Director/Officer Eligibility Criteria.

3.4
If at any time a Director ceases to satisfy the Director/Officer Eligibility Criteria, then the Shareholder that nominated such Director shall procure the immediate resignation of such Director and nominate a replacement Director who satisfies the Director/Officer Eligibility Criteria.

3.5
Each Shareholder shall cause the Directors it has nominated to discharge their duties in accordance with the best interests of the Company, in compliance with applicable law, the Bye-Laws and this Agreement. This obligation shall prevail in the event of any conflict between the interests of the Company and the Shareholder who nominated that Director.

3.6
Each Shareholder shall be entitled to appoint one alternate to each Director and the terms of the Bye-laws apply to such alternates; provided that the Shareholder appointing any such alternate shall cause such alternate to abide by the provisions of this Agreement as if such Alternate were a Director appointed by such Shareholder.

3.7	The Shareholder who nominated a Director for appointment shall indemnify the other Shareholder and the Company against any liability arising as a result of that Director's removal from office.

4.	THE MANAGEMENT OF THE COMPANY

4.1	The initial Management Team shall comprise the key personnel set out in Schedule 3.

4.2
The business affairs, development of the Business and all other activities of the Company (other than those required by law to be carried out by the Company's members and those covered by the Management Services Agreement) shall be carried out by the Management Team acting at the direction of the Board.

4.3
The technical operations of the Company FSRUs and responsibility for the conversion of Golar Celcius and Golar Penguin to FSRUs will be managed by a management team nominated by GLNG and reasonably acceptable to Stonepeak, pursuant to the Management Services Agreement to be entered into between a company or companies nominated by GLNG (each such company to be reasonably acceptable to Stonepeak and initially being Golar Management AS and Golar Management Limited) and the Company.

4.4	The Company undertakes that it will, and each of the Shareholders will procure that the Company will:

(a)	carry on and conduct the business of the Company on a commercial basis in a proper, lawful and efficient manner for its own benefit;

(b)	transact all business on arms' length terms;

(c)	procure that all business of the Company is undertaken or supervised by the Board; and

(d)	procure that each Budget is not exceeded without the prior written consent of the Shareholders.

4.5
The Company shall establish a Management Incentive Scheme for the Management Team with the object of attracting, motivating and retaining the Management Team. The details of the Management Incentive Scheme shall be determined by the Board but it shall be designed so that the participants receive warrants up to a minimum aggregate amount of 2.5% of the Initial Transaction Value and a maximum aggregate amount of 5% of the total issued share capital of the Company at any time, with a hurdle set at an increase of 10% per annum on the Initial Transaction Value. The Board has full discretion to determine the other details of the Management Incentive Scheme provided that the interests of the Company and the Shareholders are taken into account.

4.6	The costs of the Management Incentive Team shall be funded by, and deducted from, solely the carried interest earned by GLNG pursuant to the cash flow waterfall provided for in Clause 9.3(c).

4.7
The Shareholders undertake to procure that the necessary corporate resolutions are made to ensure the Company's fulfilment of the established Management Incentive Scheme, including issuing the warrants.

4.8
Within seventy five (75) days after the end of each fiscal year, the Company shall prepare or cause to be prepared, and shall deliver to Stonepeak and GLNG, annual audited (in accordance with generally accepted accounting principles in the United States) consolidated financial statements of the Company and, if requested by any Shareholder, separate audited financial statements of each of the Company Subsidiaries, in each case prepared in accordance with generally accepted accounting principles in the United States.

4.9
If requested by either Shareholder, the Company will, at the same time as the consolidated financial statements are delivered pursuant to Clause 4.8, provide separate audited financial statements in respect of any other Subsidiary of the Company, it being agreed that the cost of each such separate audited financial statements are to be prepared and provided solely at the cost of the requesting Shareholder.

4.10
Within forty-five (45) days after the end of each fiscal quarter, the Company shall prepare or cause to be prepared, and shall deliver to Stonepeak and GLNG, consolidated financial statements as of such fiscal quarter of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles in the United States.

4.11
The Company will implement internal control procedures over financial reporting as are reasonably required for its own or Sarbanes Oxley Act audit purposes (which may include the provision of a SOC 1 report).

4.12
The Company will provide each Shareholder (and its representatives) access to the books and records of the Company and the Company Subsidiaries from time to time as such Shareholder may reasonably require.

5.	RESERVED MATTERS AND DEADLOCK

5.1
Resolutions on any of the matters set out in Schedule 2 shall, when relating to the Company or any Company Subsidiary, (a) when made by the general meeting require the votes or approval of both of the Shareholders, and (b) when made by the Board or any Company Subsidiary's Board require the approval of minimum of at least two of each Shareholders' nominated Directors.

5.2
If the Board of Directors should fail to reach an agreement on any matter submitted to vote by way of a resolution of the Board of Directors or the Shareholders fail to convene or reach agreement on any matter that requires the approval of the Shareholders and such inability or failure persists for a period of at least 30 days, then the Shareholders shall enter into good faith negotiations to resolve such matter for a period of 30 days. If after such 30 day period, the Shareholders have been unable to reach an agreement on such matter, then a Shareholder may submit such matter to the chief executive officers of each of the Shareholders, or their respective designees, for resolution. Such request shall be in writing and shall be accompanied by the requesting Shareholder's statement of the matter and its position with respect thereto. The other Shareholder shall have the right to submit to the chief executive officers of each Shareholder, or their respective designees, its own written statement of the matter and its position with respect thereto and shall do the same within 15 days of the date of such request.

If, after 30 days of the receipt of all submissions made in accordance with Clause 5.2, the chief executive officers of each Shareholder, or their respective designees, are unable to reach an agreement on how to resolve the deadlock then:

(i)	the Shareholders shall continue in good faith to attempt to resolve the deadlock; and

(ii)	pending the resolution of the deadlock, the Company shall continue to implement the Strategic Business Plan consistent with the applicable Budget.

5.3	The provisions of this Article 5 shall be subject to the provisions of Article 30.

6.	CAPITALIZATION OF THE COMPANY AND PREFERENCE SHARES

6.1	As at the Effective Date, the issued share capital of the Company is as follows:

Shareholder:	Number of Ordinary Shares	Number of Preference Shares
GLNG	23,475,077	0
Stonepeak	23,475,077	20,000,000

6.2
Golar agrees that the Company may not exercise its rights under Bye-Law 9 (Optional Redemption) or Bye-Law 10 (Mandatory Conversion) unless and until Stonepeak has received an amount equal to the Required Return Amount by way of Preferential Dividend and any special distributions required to achieve such Required Return Amount.

6.3
With the exception of the exercise of the redemption right of Stonepeak pursuant to Clause 15, the Shareholders agree that the Company shall not implement an Optional Redemption of the Preference Shares prior to the Maturity Date pursuant to Bye-Law 9 unless each Shareholder is satisfied that the Company has a binding offer of alternative finance on terms which include total finance costs which are lower than the cost of the Preferential Dividend payable on the Preference Shares in accordance with Bye-Law 7 (i)(a).

6.4
GLNG agrees that if the Preference Shares are not redeemed or converted to Ordinary Shares (in accordance with Bye-Laws 9 and 10) on or before the Maturity Date, the Preferential Dividend shall increase by an amount of 3% per annum to 11.5% per annum with effect from the day following the Maturity Date and Stonepeak shall be entitled to receive surplus distributable cash until it has received an amount equal to the Required Return Amount.

6.5	Stonepeak agrees that its nominated Directors are not entitled to vote on any resolution in respect of a proposal that Preference Shares are redeemed prior the Maturity Date.

7.	INITIAL FUNDING

7.1	GLNG has contributed the following assets to the Company:

(a)	assets in the form of shares, loans and guarantees as more particularly described in the Asset Transfer Agreement; and

(b)	USD10,000,000 in cash.

7.2	In addition to its acquisition of Shares pursuant to the SPA, Stonepeak has invested USD100,000,000 in return for Preference Shares pursuant to the Subscription Agreement.

8.	ADDITIONAL FUNDING

8.1	The Shareholders undertake to each other that they shall, pro rata their shareholding of Ordinary Shares, provide the Company with additional equity as follows:

(a)
up to USD150,000,000 anticipated to be required by the Company by the end of the first quarter of 2018, expected to be required in two tranches: USD75,000,000 in cash in the first quarter of 2017 and an additional USD75,000,000 in cash in the first quarter of 2018; and

(b)	subject to the approval of the Board, additional amounts as may be required consistent with the Strategic Business Plan.
Equity can be contributed in cash or in kind and the Ordinary Shares to be issued will be at par in the case of equity provided pursuant to Clause 8.1(a) and Fair Market Value at the date of subscription in the case of equity provided pursuant to Clause 8.1(b).
In addition, during the period beginning on the Effective Date and ending on the 18 month anniversary of the Effective Date, the Company shall have the right, but not the obligation, to permit GLNG to contribute up to 2 additional vessels from GLNG, subject to (i) GLNG’s agreement to the terms of such contribution and (ii) Stonepeak’s approval of the terms of such contribution (not to be unreasonably withheld or delayed). In connection with any such contribution, Ordinary Shares will be issued based on the fair market value of the vessel(s) at the time of their respective contribution and with reference to the Initial Transaction Value (at US200,000,000 per LNG carrier).

8.2	Save as expressly agreed above or to fund an Approved Subsequent Opportunity in accordance with Clause 29, neither Shareholder has any obligation to:

(a)	provide any additional funding, whether in the form of debt or equity, to the Company; or

(b)	to give any guarantee, indemnity or other assurance or security interest in respect of the liabilities or obligations of the Company or any Company Subsidiary.

8.3
If the Board resolves to seek any other financing from the Shareholders, whether by way of debt or equity, each of the Shareholders shall be offered the right to provide a portion of such financing pro rata to its shareholding in the Company at that time and to invest in cash or with payment in kind. To the extent a Shareholder declines the offer to provide its portion of such financing, the other Shareholder shall have the right (but not an obligation) to provide such financing.

8.4
With the exception of Shares issued in connection with the funding anticipated by Clause 8.1, if any new Shares or rights to acquire new Shares are not subscribed for on a pro rata basis by the Shareholders, the Shareholders shall discuss in good faith what, if any, consequences this should have for the Agreement.

8.5
Neither Shareholder shall be required to vote in favour of any resolution in respect of any financing referred to in Clause 8.3 from the Shareholders. However if such financing should be necessary in order to avoid that the Company (i) becomes unable to pay its debts as they fall due or (ii) otherwise defaults under any material agreement, no Shareholder will vote against permitting the Company to raise the required funding from a Shareholder willing to provide such funds in the form of subordinated shareholder loans or new equity.

9.	DISTRIBUTIONS AND WATERFALL

9.1	The Shareholders agree that the dividend and distribution policy for Ordinary and Preference Shares is as set out in the Bye-Laws.

9.2	Stonepeak agrees that its nominated directors are not entitled to vote on any resolution to determine whether dividends can be paid in Preference Shares issued at par instead of cash.

9.3	Distributions to the Shareholders on the Ordinary Shares shall be made in the following order of priority (as illustrated in Exhibit 1):

(a)	first, to the Shareholders in proportion to their respective holding of Ordinary Shares, until each Shareholder has been repaid its Outstanding Investment; and

(b)	second, to the Shareholders in proportion to their respective holding of Ordinary Shares until each Shareholder has been paid an amount equal to the Internal Return.

(c)	thereafter, GLNG shall earn a carried interest on Stonepeak's Outstanding Investment as follows:

(i)
distributions which would otherwise be paid to Stonepeak shall be shared in the proportion 90% to Stonepeak and 10% to GLNG until each Shareholder has received an amount equal to 200% of its respective Outstanding Investment; and thereafter

(ii)	distributions which would otherwise be paid to Stonepeak shall be shared in the proportion 80% to Stonepeak and 20% to GLNG.
For the avoidance of doubt, the costs of the Management Incentive Team referenced in Clause 4.6 shall be funded solely by the carried interested earned by GLNG pursuant to this Clause 9.3(c).

9.4
Distributions shall not be made pursuant to this Clause 9 (i) unless legally permitted; (ii) unless all accrued dividends on the Preference Shares have been paid in full, (iii) if such distribution would render the Company insolvent or illiquid; or (iii) if the Board deems it necessary to establish reserves to meet contingent or future costs, expenses or liabilities of the Company.

10.	TRANSFER RESTRICTIONS

10.1
A Shareholder may, subject to its obligations to comply with the terms of Clauses 11-14 with respect to Ordinary Shares and subject to any new shareholder delivering a deed of adherence to this Agreement in the form set forth in Schedule 5 (a “Deed of Adherence”) or, if reasonably required by the other Shareholder, entering into a new shareholders' agreement:

(a)	create any Encumbrance over its Ordinary Shares or Preference Shares; or

(b)
sell, transfer or otherwise dispose of all or any of its Ordinary Shares or Preference Shares or any legal or beneficial interests in its Ordinary Shares or Preference Shares or assign or otherwise purport to deal with its Ordinary Shares or Preference Shares or any interest in them.

10.2	The restrictions in this Clause 10 do not apply to the sale of Ordinary Shares as part of an Exit or the sale, transfer or disposition of any Shares to a Permitted Transferee of such Shareholder.

10.3	Notwithstanding the foregoing, without the prior written consent of GLNG, Stonepeak will not sell, transfer or otherwise dispose of all or any of its Preference Shares to a FSRU Competitor.

11.	RIGHT OF FIRST OFFER

11.1	Any transfer of Ordinary Shares by Stonepeak (other than to a Permitted Transferee) shall be subject to compliance with the provisions of this Clause.

11.2
If Stonepeak wishes to transfer any of its Ordinary Shares (the "Sale Shares"), Stonepeak must first give notice to the Company and, at the same time, offer the Sale Shares to GLNG by giving notice in writing (the "Sale Notice") setting out details of the proposed transfer including:

(a)	the number of Sale Shares;

(b)	the price (in cash) at which it wishes to sell the Sale Shares (the "Transfer Price");

(c)	any other terms and conditions of the proposed sale,
and inviting GLNG to apply in writing within a period of not less than 20 Business Days for the maximum number of Sale Shares GLNG wishes to buy on the terms and conditions set forth in the Sale Notice.

11.3
If GLNG declares its intention to purchase the Sale Shares, Stonepeak shall be obliged to sell and GLNG shall be obliged to purchase the Sale Shares in the amount and on the terms set out in the Sale Notice. On the date specified for completion in the acceptance from GLNG, Stonepeak shall execute and deliver a transfer of the Sale Shares to GLNG in consideration for the Transfer Price.

11.4
If GLNG does not accept within the time limit set out in the Sale Notice, Stonepeak shall be free, except as provided in Clause 11.6 and subject to such transferee executing and delivering to the Company a Deed of Adherence, to enter into negotiations to sell and otherwise consummate the Sale Shares to third parties. Any sale of the Sale Shares resulting from such negotiations must be concluded within six (6) months from the date of the Sale Notice and the Sale Shares cannot be sold during such period at a lower price than the Transfer Price and/or on other terms that are materially more favourable to such a third party unless Stonepeak has sent a second Sale Notice offering GLNG the Sale Shares on the new terms and otherwise complying with the provisions of Clause 11.2.

11.5	If Stonepeak fails to comply with Clause 11.3:

(a)	the Chairman of the Company (or, failing him, one of the other directors, or some other person nominated by a resolution of the Board) may, as agent on behalf of Stonepeak:

(i)	complete, execute and deliver in its name all documents necessary to give effect to the transfer of the relevant Sale Shares;

(ii)	receive the Transfer Price and give a good discharge for it; and

(iii)	(subject to the transfers being duly stamped) update the register of members.

(b)
the Company shall pay the Transfer Price into a separate bank account in the Company's name on trust (but without interest) for Stonepeak until it has delivered its certificate(s) for the relevant Sale Shares or an indemnity, in a form reasonably satisfactory to the Board, in respect of any lost certificate, together, in either case, with such other evidence (if any) as the Board may reasonably require to prove good title to those Sale Shares, to the Company.

11.6	Stonepeak's right to transfer Sale Shares to a third party under this Clause 11 does not apply if the transferee is a FSRU Competitor.

12.	TAG ALONG RIGHTS

12.1
Except in the case of transfers to a Permitted Transferee, pursuant to Clause 13 (Compulsory Transfers) or otherwise after going through the procedure set out in Clause 11 (Right of First Offer), the provisions of this Clause 12 shall apply if, in one or a series of related transactions, a Shareholder proposes to transfer any of the Shares ("Proposed Transfer") which would, if carried out, result in any person ("Buyer") acquiring 50% or more of the Ordinary Shares in the Company.

12.2
Before making a Proposed Transfer, a Shareholder shall procure that the Buyer makes an offer ("Offer") to the other Shareholder(s) to purchase all of its Ordinary Shares for a consideration in cash per Share that is at least equal to the highest price per Share offered or paid by the Buyer, or any person acting in concert with the Buyer, in the Proposed Transfer or in any related previous transaction in the 3 months preceding the date of the Proposed Transfer ("Specified Price").

12.3
The Offer shall be made by written notice ("Offer Notice"), at least 7 Business Days before the proposed sale date ("Sale Date"). To the extent not described in any accompanying documents, the Offer Notice shall set out:

(a)	the identity of the Buyer;

(b)	the Specified Price and other terms and conditions of payment;

(c)	the Sale Date; and

(d)	the number of Ordinary Shares proposed to be purchased by the Buyer ("Offer Shares").

12.4
If the Buyer fails to make the Offer to the other Shareholder(s) in accordance with Clauses 12.2 and 12.3, the Seller shall not be entitled to complete the Proposed Transfer and the Company shall not register any transfer of Ordinary Shares effected in accordance with the Proposed Transfer.

12.5
If the Offer is accepted by the other Shareholder(s) ("Accepting Shareholders") in writing within 20 Business Days of receipt of the Offer Notice, the completion of the Proposed Transfer shall be conditional on completion of the purchase of all the Offer Shares held by the Accepting Shareholders.

13.	COMPULSORY TRANSFERS

13.1
A Shareholder is deemed to have served a Sale Notice under Clause 11.2 (which, for the purposes of this Clause 13, shall apply to GLNG as if references to Stonepeak were to GLNG and references to GLNG were to Stonepeak) immediately before any of the following events:

(a)	a petition being presented, or an order being made, for the Shareholder's bankruptcy; or

(b)	an application to the court being made under section 99 of the Companies Act where the Shareholder intends to make a proposal to its creditors for a voluntary arrangement; or

(c)	a receiver or manager is appointed by or on behalf of any creditor of the Shareholder with respect to the Shareholder or any of the Shareholder’s assets; or

(d)	the Shareholder convening a meeting of its creditors or taking any other steps with a view to making an arrangement or composition in satisfaction of its creditors generally; or

(e)	the Shareholder being unable to pay its debts as they fall due within the meaning of section 162 of the Companies Act; or

(f)	the happening in relation to a Shareholder of any event analogous to any of the above in any jurisdiction in which it is resident, carries on business or has assets; or

(g)	the Shareholder committing an Event of Default.

13.2	The deemed Sale Notice takes effect on the basis the Transfer Price for the Sale Shares shall be the aggregate Fair Market Value of the Sale Shares.

14.	PRE-EMPTION/ANTI-DILUTION

14.1
The Shareholders agree that in the event that the Company resolves to increase the share capital pursuant to Bye-Law 52 (other than for the purposes of issuing warrants or shares pursuant to the Management Incentive Scheme as permitted by this Agreement), each of the Shareholders shall have pre-emption rights to subscribe for its respective pro rata share in such increase and this right shall also apply to any or issuance of rights, options, or warrants to purchase new Shares, or instruments of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for new Shares.

14.2	The Shareholders shall procure that the Company shall pass the appropriate Resolution as required by Bye-Law 53 in order to give effect to this Clause 14.

15.	EXIT

15.1	An Exit may take the form of:

(a)	an IPO pursuant to Clause 15.2; or

(b)	an exit of Stonepeak only pursuant to Clause 15.3;

(c)	a sale of all of the Shares in the Company on terms acceptable to both Shareholders;

(d)
a sale of all of the assets of the Company in one transaction or a series of transactions on terms acceptable to both Shareholders, followed by a distribution of the net proceeds of such sale(s) to the Shareholders; or

(e)	a winding up or other dissolution of the Company.

15.2	If a request is made for an Exit by way of IPO by either Shareholder:

(a)
as of the date of a request by a Shareholder, such Shareholder shall have obtained, and shall have delivered to the other Shareholder, a written opinion of an independent investment bank stating that such other Shareholder will receive, through a combination of an IPO and any then-received distributions in respect of its Ordinary Shares, a return on its Ordinary Shares of at least equal to 150% of its respective Outstanding Investment, and, in the event the other Shareholder is Stonepeak, either (i) Stonepeak’s Preference Shares shall have been previously redeemed or (ii) Stonepeak shall have received distributions in respect of its Preference Shares at least equal to 150% of its Invested Preferred Capital (the “Minimum Return”).

(b)
the Shareholders shall, for a period of up to 3 months, negotiate the terms of the proposed IPO and the IPO shall be carried out in accordance with the provisions of this Clause 15 and completed as soon as practicable.

(c)
If no agreement has been reached by the end of the 3 month period referred to in Clause 15.2(b) then either Shareholder shall have the right to demand by written notice to the other Shareholder that the Company carries out an IPO (an "IPO Notice");.

(d)
In an IPO, each Shareholder shall have an obligation to sell a number of Shares representing 20% of the total number of Shares in the Company (or such other percentage as the Company's brokers advise with a view to ensuring the success of the IPO or as adjusted to comply with any requirements of the applicable listing rules as to the minimum number of Shares to be retained) (the "Minimum Sale Requirement").

(e)
Each Shareholder shall within four weeks of an IPO Notice confirm in writing whether it is willing to sell all of its Shares in an IPO. Any such confirmation shall be binding and irrevocable. If one, but not the other, Shareholder confirms its willingness to sell all its Shares in the IPO then that Shareholder shall have a preferential right to sell Shares in excess of the Minimum Sale Requirement in connection with the IPO. If both Shareholders confirm willingness to sell all their Shares in the IPO, the sale of Shares in the IPO shall be made on a pro rata basis.

(f)	The IPO shall be carried out with the objective of achieving the best possible value for the Shareholders. The following matters shall be decided on the basis of this principle:

(i)	the engagement of financial advisers in relation to the IPO;

(ii)	the choice of the stock exchange on which the Shares will be listed;

(iii)	the capital structure of the Company, including any distributions to the Shareholders prior to the IPO and in respect any conversion of Preference Shares and any shareholder loans to Ordinary Shares;

(iv)
the number of Shares which will be offered for sale in the IPO (subject to the Minimum Sale Requirement), it being agreed that the maximum number of Shares to be sold in the IPO shall be limited to a level not having a material negative effect on the pricing of the IPO;

(v)	any issuance of new Shares in connection with the IPO;

(vi)	the pricing structure in the IPO; and

(vii)	the final offer price in the IPO.

(g)
If one, but not the other, Shareholder has confirmed its willingness to sell all its Shares in the IPO then such Shareholder shall, in case of disagreement, have the right to make decisions in the matters listed in Clause 15.2(f). If this is not the case, such decisions shall be made by the Shareholders jointly. In the absence of agreement such decisions shall be based on the advice of the lead financial adviser.

(h)	Following an IPO Notice, each of the Shareholders shall use its best efforts to ensure that the IPO is carried out in a successful and efficient manner, including, but not limited to, by:

(i)
voting its Shares in favour of any shareholder resolutions which are necessary or reasonably desirable in connection with the IPO, including such amendments to the Bye-Laws as may be necessary or appropriate, and the election a new Board which satisfies applicable listing requirements;

(ii)
using its best efforts to cause its nominated representatives on the Board to pass such resolutions and take such actions as shall be required to carry out an IPO in accordance with the provisions of this Clause 15;

(iii)
assisting the Company in the preparation of such financial statements, prospectuses and other documents as may be required or reasonably desirable to effect the IPO and the sale of the Shares sold pursuant thereto;

(iv)	facilitating a customary due diligence review of the Company;

(v)
agreeing to customary terms and conditions in any engagement letters, underwriting agreement and other agreements or instruments which may be necessary or reasonably desirable in connection with the IPO; and

(vi)	agreeing to customary lock-up undertakings based on prevailing market practice.

(i)
If an IPO process is terminated for any reason, each Shareholders shall have the right to demand a new IPO process at any time after the termination of the previous IPO process. Any such new IPO process shall be subject to the provisions of this Clause 15.

15.3
Unless an IPO has been completed, in which case this Clause 15.3 does not apply, at any time after the 5th anniversary of the Effective Date, Stonepeak may require an Exit on the terms of this Clause 15.3 as follows:

(a)
In the event that the Year 5 EBITDA of the Company is less than USD 65,000,000, then at any point thereafter Stonepeak has the right, but not the obligation, to serve notice on GLNG and the Company requiring that all of the Ordinary Shares held by Stonepeak and/or any of its Affiliates as of such time be converted to Preference Shares. The Ordinary Shares shall be converted into a number of Preference Shares such that the aggregate value of all such Preference Shares issued in connection with such conversion shall be equal to the Conversion Value.

(b)
If a request is made by Stonepeak for a share conversion pursuant to Clause 15.3(a), GLNG will immediately vote in favour of the relevant resolutions and do all other things reasonably necessary to procure that the conversion is effected as soon as reasonably practicable.

(c)
Golar shall not, and Golar shall procure that any transferee of its Ordinary Shares (excluding Stonepeak and its transferees) shall not, at any point in time, exercise the conversion right set forth under bye-law 4(e) of the Bye-Laws.

15.4	Within 6 months of the conversion pursuant to Clause 15.3, GLNG shall procure that the Company redeems the Preference Shares so converted on the terms of Bye-Law 9.

15.5
If GLNG does not procure that the Preference Shares are redeemed pursuant to Clause 15.4, Stonepeak may at any time require GLNG to vote in favour of a sale of the Company or its assets to a third party or third parties.

16.	DEFAULT

16.1	An "Event of Default" means in relation to a Shareholder (the "Defaulting Party"), the occurrence of any of the following:

(a)	a material breach by that Shareholder of its obligations under this Agreement; or

(b)	a court of competent jurisdiction making an order for the dissolution or the opening of bankruptcy proceedings in respect of that Shareholder;
but if any breach referred to above is capable of being remedied, an Event of Default shall be deemed to have occurred only if the breach has not been remedied within 30 days of written notice of such breach from the other Shareholder (the "Non-Defaulting Party").

16.2
Notwithstanding Clause 16.1, if there is a bona fide dispute between the Shareholders as to whether a material breach has occurred and (A) the Defaulting Party has made a written request for the initiation of arbitration proceedings within 30 days of written notice of the breach from the Non-Defaulting Party and (B) the

Defaulting Party is contributing in good faith to an expeditious completion of the arbitration proceedings, the deadline for remedying the breach shall be within 30 days of final resolution of such dispute.

16.3	Upon the occurrence of an Event of Default, the Non-Defaulting Party shall have the right (but not an obligation) (a "Default Option") to either:

(a)
require the Defaulting Party to sell all (but not only some) of its Shares to the Non‑Defaulting Party at a price in cash equal to their Fair Market Value as of the date of the Default Option Notice plus interest at a rate of 3% per annum from the date of the Default Option Notice to the completion of the transfer of the Shares; or

(b)
require that the Defaulting Party acquires all of the Non-Defaulting Party’s Shares at a price in cash equal to their Fair Market Value as of the date of the Default Option Notice plus interest at a rate of 3% per annum from the date of the Default Option Notice to the completion of the transfer of the Shares.

16.4
The Default Option may be exercised by the Non‑Defaulting Party by giving notice in writing to the Defaulting Party (the "Default Option Notice") at any time during a period commencing on the later date of (i) the date when the Non‑Defaulting Party becomes aware of the occurrence of an Event of Default and (ii) where Clause 16.2 would apply, the date where such dispute was finally resolved, and in each case expiring 90 days after such date.

16.5
Completion of the sale and purchase Shares pursuant to an exercise of the Default Option shall take place not later than 90 days after the agreement on or determination of the Fair Market Value of the relevant Shareholder Interests.

16.6	Any transfer of Shares pursuant to this Clause 16 shall be on the following terms:

(a)
the Shares shall be sold free from all Encumbrances of any nature attaching to them, and shall include all rights to any dividends or other distributions declared, paid or made after the date of Default Option Notice;

(b)	save in the event of a breach of Clause 16.6 (a) the transferring Shareholder shall have no liability towards the other Shareholder relation to the transfer of the Shares;

(c)	the transfer of the Shares shall take place against simultaneous payment of the purchase price; and

(d)
each Shareholder shall do all such other things and execute all other documents as the other Shareholder may reasonably require to give effect to the sale and purchase of the Shareholder Interests pursuant to the Default Option.

17.	TERMINATION

17.1	This Agreement terminates immediately upon the occurrence of any of the following events:

(a)	the passing of a resolution for the winding up of the Company; or

(b)
the appointment of a receiver, administrator or administrative receiver over the whole or any part of the assets of the Company or the making of any arrangement with the creditors of the Company for the affairs, business and property of the Company to be managed by a supervisor; or

(c)	all of the Shares are owned by one Shareholder and its affiliates; or

(d)	shares of the Company are admitted to trading on any national securities exchange following an agreement to proceed with an IPO pursuant to Clause 15.

17.2
Termination of this Agreement shall be without prejudice to the rights or obligations of any Shareholder accrued prior to such termination, or under any provision which is expressly stated not to be affected by such termination including in respect of any prior breach of this Agreement.

18.	FAIR MARKET VALUE
The "Fair Market Value" to be applied under this Agreement shall, unless otherwise agreed between the Shareholders, be determined according to the following principles and procedures:

18.1
The Fair Market Value of the Shareholder Interests shall be determined on a stand-alone basis by using and combining generally accepted valuation methods, including discounted cash flow valuation and peer group comparisons without applying any discount for lack of liquidity, lack of control, size, the existence of this Agreement or similar circumstances nor any premium for potential synergies from a combination with another business.

18.2
In the absence of an agreement with respect to the determination of the Fair Market Value within 15 Business Days of the event which triggers the need for a determination of the Fair Market Value, an Expert shall be appointed to determine the Fair Market Value.

18.3
If the Shareholders have not reached agreement on the appointment of the Expert within 10 Business Days of the last day of the period set out in sub-clause 18.2 then either Shareholder shall within a further 5 Business Days nominate in writing two candidates for the role of Expert. The proposed candidates shall not have had any business relationship with either of the Shareholders or any of their affiliates for the last three years. If any candidate is proposed by both Shareholders that candidate shall be appointed as the Expert. Otherwise, the Expert shall be selected by drawing lots among the proposed candidates. If it for any reason proves impossible to appoint an Expert, the Fair Market Value shall be settled by arbitration in accordance with Clause 27.3.

18.4
Each Shareholder shall be entitled to make one written submission to the Expert with a copy to the other Shareholder, following which an oral hearing shall be held before the Expert where both Shareholders shall be given the opportunity to present their views on the Fair Market Value.

18.5
For the purpose of enabling each of the Shareholders to make submissions under sub-Clause 18.4, the Shareholders shall provide each other with reasonable information concerning the affairs of the Company, and each of the Shareholders shall be given reasonable access to the management of the Company without the presence of representatives of the other Shareholder.

18.6
Each of the Shareholders shall provide, and shall procure that the Company shall provide, such information as the Expert may reasonably request for the above purpose. The Expert shall have full access to the management of the Company without the presence of either of the Shareholders, and he shall have the right to engage such advisers as he may consider necessary or advisable to form his opinion of the Fair Market Value.

18.7	The Fair Market Value shall be the price per share determined in writing by the Expert on the following bases and assumptions:

(a)
valuing each of the Sale Shares as a proportion of the total value of all the issued shares in the capital of the company without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent or for the rights or restrictions applying to the Sale Shares;

(b)	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)	the sale is to be on arms' length terms between a willing seller and a willing buyer;

(d)	the Sale Shares are sold free of all Encumbrances;

(e)	the sale is taking place on the date the Expert was requested to determine the Fair Market Value; and

(f)	to take account of any other factors that the Expert reasonably believe should be taken into account.

18.8
The Expert shall be required to submit his written opinion regarding the Fair Market Value (the "Expert Statement") to the Shareholders as soon as reasonable practicable, however no later than 45 Business Days from the date of its appointment.

18.9
In the absence of manifest error the Expert Statement shall be final and binding on the Shareholders and shall not be subject to review or appeal by any court or by the arbitration panel provided for in Clause 27.3. The Expert shall act as an expert and not as an arbitrator, and the referral to the Expert shall not be deemed as arbitration.

18.10
The cost of any reference to the Expert shall be borne by the Shareholders in relation to their proportionate shareholdings unless the Expert in its absolute discretion determines another allocation of the costs. If the Expert requires an advance payment to initiate its work, each Shareholder shall provide a portion of such amount pro rata to its shareholding in the Company. Any such advance payment shall be without prejudice to the Expert’s right to determine the final allocation of the costs.

19.	ANNOUNCEMENTS
With the exception of any announcements required by law, a Recognised Investment Exchange or by any relevant regulatory, governmental or quasi governmental authority, no announcements may be made nor any circular or other publicity material issued by the Company or the Shareholders relating to the existence or the subject matter of this Agreement or any agreed form document without the prior written approval of the Shareholders as to its content, form and manner of publication or issue.

20.	CONFLICT
If any conflict between the terms of this Agreement and the Articles arises then, as between the Shareholders, the provisions of this Agreement will prevail. In these circumstances the Shareholders agree to procure the necessary amendments to the Articles so as to remove the conflict and to procure that the terms of this Agreement and the Articles are consistent with each other.

21.	FURTHER ASSURANCE
Each Shareholder will at any time do or procure to be done by a third party, so far as may be reasonably within its power and as may be reasonably requested of it, all acts or things and/or execute or procure the execution of all documents in a form satisfactory to the other Shareholder as is or are required to give full effect to the provisions of this Agreement.

22.	ANTI-CORRUPTION AND BUSINESS PRINCIPLES

22.1
Each Shareholder undertakes to the other Shareholder that it will not, and will procure that no Group Company, in the course of the operation of the Business (a) engages in any activity, practice or conduct which would constitute an offence under an Applicable Anti-Bribery Laws or (b) does, or omits to do, any act that will cause or lead the Company to be in breach of any Applicable Anti-Bribery Laws.

22.2
Each Shareholder undertakes to the other Shareholder that it has and will continue to implement adequate procedures in relation to the Business and the Company designed to prevent any Associated Person from engaging in any activity, practice or conduct that would violate any of the Applicable Anti-Bribery laws when performing services for or on behalf of the Company or any Company Subsidiary.

22.3
A breach of either of the undertaking set out above shall be deemed a material breach of this Agreement and the defaulting Shareholder agrees to compensate the other Shareholder for any loss it suffers as a result of such breach.

23.	THIRD PARTY RIGHTS
A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 and the Shareholders do not intend that any third party rights are created by this Agreement.

24.	CONFIDENTIALITY

24.1
Each Shareholder undertakes with the other Shareholders that it will at all times keep confidential and will not use (other than for the benefit of the Company and its Subsidiaries) any confidential information which it may have or acquire in relation to the customers, business, finances, assets or affairs of any other Shareholder, except for any information:

(a)	which is publicly available or becomes publicly available through no act of that Shareholder;

(b)	which is disclosed to that Shareholder by a third party which did not acquire the information under an obligation of confidentiality; or

(c)	which is required to be disclosed by any law (including any order of a court of competent jurisdiction) or regulatory body or Recognised Investment Exchange.

24.2	The Shareholders will use their best endeavours to procure that the Company and its officers, employees and agents observe the obligation of confidentiality imposed by Clause 24.1.

24.3	The obligations of each of the Shareholders in Clause 24.1 will continue without limit in time and notwithstanding termination of this Agreement.

25.	LIABILITY AND INDEMNIFICATION

25.1
Each of the Shareholders acknowledge that in entering into this Agreement, it does not rely on, and will have no remedy in respect of, any statement, representation, assurance, warranty or understanding (whether negligently or innocently made) of any person (whether Party to this Agreement or not) other than as expressly set out in this Agreement.

25.2	Nothing in Clause 25.1 will operate to limit or exclude any liability for fraud or fraudulent concealment.

25.3
No Shareholder shall be liable for the return of all or any portion of a Shareholder's Outstanding Investment or Invested Preferred Capital, or for the payment of any amounts allocated to it. Any such return or payment shall be made solely from, and to the extent of, the Company's assets pursuant to the terms of this Agreement.

25.4
The Company shall not be liable to its Shareholders, and no Shareholder shall be liable to any other Shareholder or any Group Company, for any loss of profit, indirect or consequential losses howsoever caused and whether or not foreseeable at the date hereof.

26.	GENERAL

26.1
Nothing in this Agreement will make either Shareholder the agent or employee of the other nor will it create a relationship of employment, association, partnership between the Shareholders or impose any partnership obligation or liability upon either Shareholder. Neither Shareholder shall have any right, power or authority to enter into any agreement or undertaking for, to act on behalf of, to act as or be an agent or representative of, or to otherwise bind the other Shareholder.

26.2	This Agreement is binding upon and will enure for the benefit of the personal representatives of the Shareholder or the successors in title to or transferees of the Shareholders.

26.3
No purported alteration of this Agreement or of any of the documents referred to in this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Shareholder.

26.4
Each provision of this Agreement is severable and distinct from the others. If any provision of this Agreement is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law in any jurisdiction, it will to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement will continue in full force and effect and their validity, legality and enforceability will not be affected or impaired.

26.5
If any provision of this Agreement is so found to be invalid, illegal or unenforceable, but would be valid, legal or enforceable if some part of the provision were deleted or amended, that provision will apply with whatever modification(s) as are necessary to make it valid, legal and enforceable.

26.6
Any notice served by a Shareholder under this Agreement may be delivered by hand or sent by first class, prepaid recorded delivery post marked for the attention of the relevant Shareholder to the address of the addressee as set out in this Agreement or to any other address that the addressee may notify the other Shareholder of in writing from time to time.

26.7	All notices under Clause 26.6 will be deemed duly served:

(a)	in the case of a notice delivered by hand, at the time of delivery;

(b)	in the case of a notice sent inland by first class, prepaid recorded delivery, two clear Business Days after the date of despatch;

(c)	in the case of a notice sent overseas by recorded delivery airmail, seven Business Days (being Business Days in the place to which the notice is despatched) after the date of despatch.

26.8	Notices may be sent by email, provided they are also delivered by hand or sent by post in accordance with Clause 26.6. Notice is not validly served if sent only by email.

27.	GOVERNING LAW AND DISPUTE RESOLUTION

27.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) is governed by and construed in accordance with the law of England and Wales.

27.2
Any dispute expressly referred to an Expert under this Agreement shall be referred to an appropriately qualified independent expert nominated by the Shareholders (the "Expert"). If the Shareholders cannot agree upon an appropriately qualified independent expert, then the dispute shall be governed by Clause 27.3. Subject to execution of appropriate confidentiality undertakings, the Expert shall be afforded such access to books, records, accounts and documents in the possession of the Shareholders as the Expert may reasonably request, and he shall act as expert not as arbitrator. The Expert's determination shall, in the absence of fraud or manifest error or bias, be final and binding on the Shareholders, its fees and disbursements shall be borne by the Shareholder which is determined by the Expert to be incorrect (and if both Shareholders were incorrect, the Shareholder which was the most incorrect in the Shareholder's opinion) and each of the Shareholders shall bear their own costs in respect of such reference.

27.3
All disputes arising under or in connection with this Agreement shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which Rules are deemed to be incorporated by reference into this Clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London and the language to be used in the arbitral proceedings shall be English.

28.	CERTAIN TAX MATTERS

28.1
Stonepeak shall be the initial Tax Matters Person. The Tax Matters Person shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Person in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm or other experts or consultants to assist the Tax Matters Person in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

28.2
The Tax Matters Person is hereby authorized and empowered on behalf of the Company and its Subsidiaries to make, in its reasonable discretion, any and all elections for U.S. federal, state and local tax matters, including any election pursuant to U.S. Treasury Regulations section 301.7701-3. The Tax Matters Person shall be authorized to file any such elections on behalf of the Company and/or its Subsidiaries. If required, the Shareholders will cooperate with the Tax Matters Person and the Company in making any such elections, and shall not take any action to revoke such elections except as permitted by the terms of this Agreement. In the event the Company is classified as a partnership for U.S. federal income tax purposes, the Tax Matters Partner shall establish and maintain a separate capital account for each Shareholder in accordance with U.S. federal income tax purposes. Any non-U.S. tax elections which would cause either Shareholder to incur additional tax will require the consent of both Shareholders.

With respect to any election other than a “check-the-box” election pursuant to U.S. Treasury Regulations section 301.7701-3 for an entity which has no U.S. source income, the Tax Matters Person shall, in the event that the contemplated election could have an adverse effect upon a Shareholder's own tax liability, consult with the other Shareholders prior to making such election. If GLNG, within five Business Days after being duly informed about the potential election, acting in good faith, notifies the Tax Matters Person that it has reason to believe that such an election could result in an adverse tax effect for GLNG, GLNG shall be entitled to investigate the matter further for another ten Business Days. To the extent GLNG, after such investigation, obtains third party advice from a recognised US law firm with tax competence or one of the Big Four accounting firms, stating that GLNG has a tax exposure related to the contemplated election, the Tax Matters Person shall require GLNG approval, such approval not being unreasonably withheld, prior to making such an election.

28.3
Each Shareholder shall, upon request, provide to the Company or the Tax Matters Person such documentation and any other information on it and its direct or indirect owners as is required in order for the Company or the Tax Matters Person to satisfy any applicable tax reporting or compliance requirements, including sections 1471 through 1474 of the Code and any U.S. Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code, any law implementing any such intergovernmental agreement and any legislation or regime which implements, or implements rules similar to, any of the agreements between the Government of the United Kingdom of Great Britain and Northern Ireland and its Crown Dependencies and Overseas Territories to improve international tax compliance or the Organisation for Economic Co-operation and Development’s Common Reporting Standard.

28.4
The Shareholders hereby agree and will procure that the Company shall share freely all information reasonably necessary for each Shareholder to make accurate and timely reporting of its’ tax positions, liabilities, assets, taxes payable and losses to be carried forward from time to time as may be required.

28.5
The Shareholders shall use all reasonable efforts to comply with relevant tax residency and tax substance requirements to ensure that the Company will be recognised as being a resident of Bermuda for tax purposes (and, for the avoidance of doubt, will not be tax resident in any other jurisdiction).

28.6
The Company and its Subsidiaries shall provide to any Shareholder such information as any such Shareholder may reasonably request at any time or from time to time in order to permit such Shareholder (i) to determine whether the Company or any of its Subsidiaries has been or may become a "passive foreign investment company" (a “PFIC”) or a "controlled foreign corporation" (or a corporation having a similar status) for purposes of the Code, (ii) to determine the consequences to such Shareholder or any of its direct or indirect investors of such status, and (iii) all such other information that is reasonably requested or necessary for such Shareholder, or any direct or indirect investor in such Shareholder, to duly complete and file its income tax returns and, if the Company or any of its Subsidiaries is determined to be a PFIC, the Company shall provide to the Shareholders such information reasonably necessary to make or maintain any election available under the Code related to PFIC status, including a “qualified electing fund” (“QEF”) election. Information necessary to permit the Shareholders (or their direct or indirect shareholders) to make a QEF election with respect to the Company or its Subsidiaries shall be provided to the Shareholders as soon as reasonably practicable after the end of each fiscal year and in no event later than the next March 1st following the end of each fiscal year of the Company or the relevant Subsidiary for which it is determined that such an election may be made.

28.7
Each Shareholder shall cooperate with the other Shareholders and the Company to determine if the Company or any Subsidiary is entitled to the benefits of any income tax treaty in effect at such time between the country of which such Company or Subsidiary is tax resident and the United States; provided that no Shareholder shall be obligated to provide any information pursuant to this Section 28.7 that such Shareholder reasonably considers to be confidential, unless the Company and the other Shareholders agree to take such measures reasonably acceptable to such Shareholder to ensure the continued confidentiality of such information.

29.	EXCLUSIVITY

29.1
During the Exclusivity Period, no member of the Golar Group shall, and the Seller shall cause each member of the Golar Group not to, other than through the Company and its Subsidiaries, whether directly or indirectly, develop, operate or own any FSRU (and any such opportunity or offer to, whether directly or indirectly, develop, operate or own any FSRU a “Subsequent Opportunity”); provided that, the foregoing shall not prevent any member of the Golar Group from (i) developing, operating, recontracting or owning a Permitted FSRU or (ii) engaging in a Declined Subsequent Opportunity.

29.2
Notwithstanding the foregoing, following the occurrence of a Schlumberger Co Fall-Away Event, nothing contained in Clause 29.1 shall restrict the business and operations (and solely the business and operations) of the Schlumberger Co.

29.3
Each party hereto agrees, and GLNG on behalf of each other member of the Golar Group agrees that, the restrictions contained in this Clause 29 contain reasonable limitations as to time, geographical area, and scope of activity to be restrained.

29.4
If all or any portion of a covenant in Clause 29.1 or Clause 29.2 is held unreasonable or unenforceable by a court, arbitrator or agency having valid jurisdiction in an unappealed final decision to which Stonepeak is a party, (i) the members of the Golar Group (and/or the Schlumberger Co, as applicable) shall be bound by any lesser covenant (including any lesser time period) subsumed within the terms of such covenant that imposes the maximum duty permitted by applicable law, as if the resulting covenant were separately stated and made a part of this Agreement and (ii) such decision shall not affect the application of such covenants in any jurisdiction to which such decision does not expressly apply.

29.5
With respect to any Subsequent Opportunity which a member of the Golar Group proposes to pursue during the Exclusivity Period (or, if applicable, the Schlumberger Co prior to the occurrence of a Schlumberger Co Fall-Away Event), such member of the Golar Group shall, and GLNG shall cause the applicable member of the Golar Group to, as soon as possible and no later than 15 days prior to entering into any binding commitment to or understanding in connection with such Subsequent Opportunity, offer the Company the opportunity to pursue such Subsequent Opportunity by providing (i) a written notice to the Company setting for all of the material terms and conditions (including any relevant pricing terms) on which the applicable member of the Golar Group proposes to consummate such Subsequent Opportunity (an “Opportunity Notice”), (ii) any other information reasonably requested by Stonepeak and any other information prepared for the board and/or senior officers of the applicable member of the Golar Group (including, if applicable, substantially final draft primary transaction documents, the management presentation, financial projections, due diligence reports and information memoranda relating to such Subsequent Opportunity) and (iii) to the extent additional or updated information becomes available with respect to any of the aforementioned information, such updated information as soon as reasonably practicable, but in any event within two (2) Business Days after it becomes available. Each member of the Golar Group shall, and GLNG shall cause each member of the Golar Group to, ensure that the Company is not prohibited from receiving any information referenced in this Clause 29.5 or otherwise required to enter into any non-compete or other limitation (whether binding on the Company or any of its Shareholders) in connection with receiving such information.

(a)
In the event Stonepeak desires for the Company to pursue such Subsequent Opportunity, then Stonepeak shall notify the Board of such fact in writing (an “Approved Subsequent Opportunity”) within thirty days of receipt by the Board of all information to be delivered in respect of such Subsequent Opportunity pursuant to Section 29.5 and the Board shall cause the Company to negotiate in good-faith and otherwise consummate the Approved Subsequent Opportunity on terms and conditions substantially similar to those set forth in the Opportunity Notice, with such changes as the Board may agree. In connection with pursuing any Approved Subsequent Opportunity which is approved by the Board (i) each Shareholder shall commit to provide additional capital contributions with respect to such Approved Subsequent Opportunity in accordance with Section 8.1(b), and (ii) take, or cause any Director on the Board appointed by it to take, any actions which may be reasonably necessary in connection with consummating such Approved Subsequent Opportunity.

(b)
In the event that Stonepeak elects for the Company to decline to pursue a Subsequent Opportunity (a “Declined Subsequent Opportunity”) within thirty days of receipt by the Board of all information to be delivered in respect of such Subsequent Opportunity pursuant to Section 29.5, then the applicable member of the Golar Group may pursue such Declined Subsequent Opportunity on terms not more favourable to such member of the Golar Group, in any respect, than those set forth in the Opportunity Notice; provided if such member of the Golar Group does not enter into definitive documentation with respect to a Declined Subsequent Opportunity within one hundred and eighty (180) days of receipt by the Board of all information to be delivered in respect of such Declined Subsequent Opportunity pursuant to Section 29.5, such member of the Golar Group shall, and GLNG shall cause such member of the Golar Group to, provide a new Opportunity Notice to the Company and comply with the terms of this Clause 29.5 prior to pursuing such Declined Subsequent Opportunity. If the Declined Subsequent Opportunity then later becomes an Approved Subsequent Opportunity in accordance with the terms and conditions of Clause 29.5(a) and the terms of such Approved Subsequent Opportunity are substantially similar to those set forth in the original Opportunity Notice (pursuant to which such Subsequent Opportunity originally became a Declined Subsequent Opportunity), the Company shall be liable under the Management Services Agreement, or in accordance with its principles, for the costs related to the Subsequent Opportunity incurred between the date of the original Opportunity Notice and the second Opportunity Notice. For the avoidance of doubt, GLNG shall not, and GLNG shall cause each member of the Golar Group not to, pursue any Subsequent Opportunity which is an Approved Subsequent Opportunity other than through the Company.

30.	OMNIBUS AGREEMENT

30.1
Anything in this Agreement to the contrary notwithstanding, all Golar Omnibus Agreement Actions (including with respect to rights under the Omnibus Agreement that inure to the benefit of the Company by virtue of the provisions of Section 29 of this Agreement) will be taken at the exclusive direction of the Board acting at the exclusive direction of Stonepeak. GLNG shall take all actions, and shall cause its directors and Affiliates to take all actions, in furtherance of the foregoing at the direction of Stonepeak. Stonepeak shall also have the right to direct the Board to (i) cause the consideration to be received by the Company or any of its Subsidiaries in any transaction arising under the Ominbus Agreement to be in the form of cash or the market value equivalent of of MLP Units or (ii) cause any cash consideration received in any such transaction to be immediately invested in MLP Units. In addition to Stonepeak directing the Board with respect to any Golar Omnibus Agreement Action, Stonepeak shall be permitted to authorize, in lieu of the Management Team, its employees, agents or reprentatives to act directly on behalf of the Company or the applicable Subsidiary to administer and implement such Golar Omnibus Agreement Action.

[Signature Pages Follow]

This Agreement has been executed as a deed and delivered on the date stated at the beginning of it.

Executed as a deed and delivered by GOLAR POWER LIMITED acting by Pernille Noraas in the presence of : /s/ Abigail Baltar ____________________________ Name Address Occupation Accountant	/s/ Pernille Noraas ____________________________ Attorney–in-fact

Executed as a deed and delivered by STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD acting by Michael Dorrell
a director
in the presence of:

/s/ Nari Grause
____________________________
Name Nari Grause
Address
Occupation: Executive Assistant
/s/ Michael Dorrell ____________________________ Director

Executed as a deed and delivered by Golar LNG Limited acting by Pernille Noraas in the presence of: /s/ Abigail Baltar _____________________ Name Abigail Baltar Address Occupation Accountant	/s/ Pernille Noraas __________________________ Attorney-in-fact

SCHEDULE 1

COMPANY SUBSIDIARIES

Name	Jurisdiction	Company Number	Registered Office
LNG Power Limited	England & Wales	9740657
Golar FSRU8 Corporation	Marshall Islands		Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
Golar Hull M2023 Corporation	Marshall Islands	46820	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.
Golar Hull M2026 Corporation	Marshall Islands	46890	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

Schedule 2
Reserved Matters

(a)	Any change in the objectives or general nature of
(i)    the Business of the Company; or

(ii)	the business of any Company Subsidiary
from that described in its relevant bye-laws or articles of association;

(b)	Approval of the terms of the Management Incentive Scheme and any material amendments thereto;

(c)	Changes to the Management Team;

(d)	Approval of, and any material revision of, the Strategic Business Plan, Budgets and any customer contract;

(e)	The approval of budgets for the conversion of Golar Celcius and Golar Penguin, anticipated to be in the region of USD65M;

(f)	The sale of material assets, including (but not limited) shares in the Company Subsidiaries;

(g)	Investment in the construction or acquisition of new assets;

(h)
Any change in the share capital of the Company or any Company Subsidiary or, or the issuance of any additional shares in the Company or any Company Subsidiary or of any option or right to subscribe for additional shares in the Company;

(i)	Any amendment of the Bye-Laws of the Company or any Company Subsidiary;

(j)	Any resolution for the voluntary winding‑up of the Company or a Company Subsidiary, dissolution, extinction or termination of the winding‑up status;

(k)
Any stock split, reverse stock split, amalgamation, merger (including merger or shares), consolidation or spin‑off of the Company or any Company, as well as the merger of another person, or of shares or quotas of another person, into the Company or any Company Subsidiary, or any other corporate reorganisation or absorption by the Company or any Company Subsidiary of assets from any other person;

(l)	Save as expressly provided in this Agreement, approval of an IPO;

(m)	The voting procedure for any ordinary or extraordinary meeting of the Company or any Company Subsidiary;

(n)
Entry into, or authorization to enter into, by the Company or any Company Subsidiary, any instrument, contract, agreement or amendment to any such instrument, contract or agreement granting to a third party any right over the profits of the Company or any Company;

(o)	Creating, incurring or assuming any indebtedness by the Company or any Company Subsidiary in an aggregate amount exceeding USD10,000,000;

(p)
Approving any agreement or settlement in an arbitral proceeding, judicial or administrative proceedings involving the Company or a Company Subsidiary and, in relation to any other agreement, which correspond to an amount, individually or in aggregate, equal to or greater than USD25,000,000.

(q)	Approval of any budget provided by Golar Management Ltd. (or any other person) in connection with the Management Services Agreement, or any payment to any third party in connection therewith.

(r)
SCHEDULE 3
MANAGEMENT TEAM

Name	Position
Eduardo Antonello Celso Silva CCO	CEO
Eduardo Maranhao	CFO
Celso Silva	CCO

AGREED FORM

SCHEDULE 4
PERMITTED FSRUs

NAME Golar Spirit	CALL SIGN V7HA4	FLAG Marshall Islands
Golar Winter	V7RE2	Marshall Islands
Golar Freeze	V7TH4	Marshall Islands
Nusantara Regas Satu	POIN	Indonesia
Golar Igloo	V7AE6	Marshall Islands
Golar Eskimo	V7AD9	Marshall Islands
Golar Tundra	V7AF3	Marshall Islands

AGREED FORM

Schedule 5
Deed of Adherence to Shareholders Agreement
This DEED is made on [●] by [●] of [●] (the “new Interest Holder”).
R E C I T A L S:
The new Interest Holder is to purchase/subscribe for Interests in Golar Power Limited, a a company organised and existing under the laws of Bermuda and having its registered office at 2nd floor S.E. Pearman Building, 9 Par-la-Ville Road Hamilton HM11, Bermuda (the “Company”) from [●].
This Deed is made by the new Interest Holder in compliance with Clause 10.1, of a Shareholders’ Agreement dated [●] made between inter alia [•] (the “Agreement”).
THIS DEED WITNESSES as follows:
The new Interest Holder confirms that it has been supplied with a copy of the Agreement.
The new Interest Holder undertakes to be bound by the Agreement in all respects as if the new Interest Holder was a party to the Agreement and named in it as an Interest Holder and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on an Interest Holder under the Agreement insofar as they fall to be observed or performed on or after the date of this Deed.
This Deed is made for the benefit of (a) the parties to the Agreement and (b) every other person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreement or adheres to it.
The address and email address of the new Interest Holder for the purposes of Clause 26 (Notices) of the Agreement is as follows:
[●]
[Email: ●]
(attention of ●)
This Deed is governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual shall be governed by and determined in accordance with English law.
[Signature Page Follows]

AGREED FORM

Schedule 6
Structure Charts

AGREED FORM

Exhibit 1
Assumptions

Exhibit 1

Assumptions

Assumptions (US$mm, unless noted)	Comments	IRR	MOIC	SIP Split	Golar Split
Transaction Assumptions					
Total Golar Power Equity Needs (assumed funded at close)	*SHA - 7 & 8.1 - Initial Equity Value, Initial Preferred Capital, and Additional Funding; rounded to reflect closing adjustments and working capital*				$490
SIP Preferred	*Subscription Agreement - 1.1 - Subscription Amount*				$100
Preferred Coupon	*By-Laws - 7(i)(a) - Preferential Dividend*				*8.5%*
SIP Ownership	*SPA - Recitals F&G*				50.0%
Golar Ownership	*SPA - Recitals F&G*				50.0%
Exit Assumptions					
Exit Date	**Assumed*				12/31/2021
Golar Equity Value at Exit (post-debt, pre-preferred)	**Assumed*				$1,200
Cash Flow Assumptions					
Equity Yield	**Starting in 2019 - assumed and illustrative equity yield*				15.0%
Starts in Year	**Starting in 2019 - assumed and illustrative equity yield*				2019
Carry Waterfall Assumptions		**IRR**	**MOIC**	**SIP Split**	**Golar Split**
Pre-Promote Hurdle	*SHA - Definitions - "Internal Return"; SHA - 9.3(a+b); Calculation*	8.0%		100.0%	–
1st Tier Hurdle	*SHA - 9.3(c)(i) ; SHA - 9.3(c)(i); Calculation*		2.0x	90.0%	10.0%
Thereafter	*SHA - 9.3(c)(ii); Calculation*			80.0%	20.0%

AGREED FORM

Waterfall

Illustrative Cash Waterfall ($ in mm, unless noted)		Comments	2016	2017	2018	2019	2020	2021
Solar Power Cash Flows								
Solar Power Equity Invested		*Assumed expected total equity funding, all funded at closing for simplicity*	($480.0)	–	–	–	–	–
Solar Power Distributions		*Starting in 2019 - assumed and illustrative equity yield*	–	–	–	73.3	73.3	73.3
Solar Power Cash Flow (Before Payment of Pref. Coupon)			($480.0)	–	–	$73.3	$73.3	$73.3
Pref. Expense	8.5%	*By-Laws - 7(i)(a) - Preferential Dividend*	–	–	–	($10.0)	($10.0)	($10.0)
Solar Power Cash Flows to Equity			($380.0)	–	–	$63.3	$63.3	$63.3
Solar Portion of Cash Flows	50.0%	*SPA - Recitals RDD*	($190.0)	–	–	$31.7	$31.7	$31.7
SIP Portion of Cash Flows	50.0%	*SPA - Recitals RDD*	($190.0)	–	–	$31.7	$31.7	$31.7
Exit Calculation								
Equity Value at Exit			–	–	–	–	–	$1,200.0
Preferred Principal		*By-Laws - 7(i)(a) - Preference Return of Capital*	–	–	–	–	–	(117.7)
Preferred Make-Whole		*SPA and By-Laws - Definitions - "Required Return Amount"*	–	–	–	–	–	(22.3)
Equity Value at Exit Post-Preferred			–	–	–	–	–	$1,060.0
Solar Portion of Equity Value at Exit	50.0%	*Calculation*	–	–	–	–	–	$530.0
SIP Portion of Equity Value at Exit	50.0%	*Calculation*	–	–	–	–	–	$530.0
Preferred Structure								
Preferred, BOP			–	$100.0	$108.5	$117.7	$117.7	$117.7
Issuance		*SHA - Definitions - "Invested Preferred Capital"*	100.0	–	–	–	–	–
PIK	8.5%	*By-Laws - 7(i)(b) - Right to Issue PIK Preference Shares*	–	8.5	9.2	–	–	–
Preferred, EOP			$100.0	$108.5	$117.7	$117.7	$117.7	$117.7
Applicable Make-Whole	1.0x	*SPA and By-Laws - Definitions - "Required Return Amount"*	–	–	–	–	–	$22.3
Total Solar Equity Cash Flows								
Solar Equity Cash Flows		*Calculation*	($190.0)	–	–	$31.7	$31.7	$31.7
Solar Equity Value at Exit		*Calculation*	–	–	–	–	–	530.0
Cash Flows from Promote		*Calculation*	–	–	–	–	–	[illegible]
Total Solar Cash Flows			($190.0)	–	–	$31.7	$31.7	[illegible]
Total SIP Equity Cash Flows								
SIP Equity Cash Flows		*Calculation*	($190.0)	–	–	$31.7	$31.7	$31.7
Preferred Principal at Entry		*Calculation*	(100.0)	–	–	–	–	–
Preferred Expense		*Calculation*	–	–	–	10.0	10.0	10.0
Preferred Principal at Exit		*Calculation*	–	–	–	–	–	117.7
Preferred Make-whole		*Calculation*	–	–	–	–	–	22.3
SIP Equity Value at Exit		*Calculation*	–	–	–	–	–	530.0
Cash Flows from Promote		*Calculation*	–	–	–	–	–	[illegible]
Total Solar Cash Flows			($290.0)	–	–	$41.7	$41.7	[illegible]
Carry Waterfall								
Calculation of Solar Carry								
SIP Investment		*Calculation*	($290.0)	–	–	–	–	–
SIP Distributions		*Calculation*	–	–	–	41.7	41.7	41.7
SIP Cash Flow			($290.0)	–	–	$41.7	$41.7	$41.7
Equity + Pref. Value at Exit to SIP		*Calculation*	–	–	–	–	–	670.0
Total Cash Flow to SIP (Pre-Carry)			($290.0)	–	–	$41.7	$41.7	$711.7
Pre-Promote								
Pre-Promote Hurdle	8.0%	*SHA - Definitions - "Internal Return"*						
Hurdle-Daily	0.02%	*Calculation per SHA - Definitions - "Internal Return"*						
SIP Split	100.0%	*SHA - 9.8(a+b)*						
SIP Split	100.0%	*Calculation*	–	–	–	–	–	[illegible]
Solar Split	–	*Calculation*	–	–	–	–	–	–
Aggregate Cash to SIP to Meet Pre-Promote			($290.0)	–	–	$41.7	$41.7	[illegible]
IRR	8.0%	*Internal Return Test - REFERENCE*						
MOIC	1.4x	*Calculation - REFERENCE*						
1st Hurdle								
1st Tier Hurdle (MOIC)	2.0x	*SHA - 9.8(a)(i)*						
SIP Split	90.0%	*SHA - 9.8(a)(i)*						
SIP Split	90.0%	*Calculation*	–	–	–	–	–	[illegible]
Solar Split	10.0%	*Calculation*	–	–	–	–	–	[illegible]
Aggregate Cash to SIP to Meet 1st Hurdle			($290.0)	–	–	$41.7	$41.7	[illegible]
MOIC	2.0x	*MOIC Test - REFERENCE*						
Thereafter								
SIP Split	80.0%	*SHA - 9.8(a)(ii)*						
SIP Split	80.0%	*Calculation*	–	–	–	–	–	$101.4
Solar Split	20.0%	*Calculation*	–	–	–	–	–	[illegible]
Total Amount to Solar from Carry	[illegible]